Exhibit 99.1

LIBERTY MEDIA REPORTS SECOND QUARTER FINANCIAL RESULTS

Englewood, Colorado, August 7, 2009 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) today reported second quarter results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group.  Highlights include(1):

•                  Strong sequential domestic revenue and adjusted OIBDA(2) growth at QVC

•                  Starz Entertainment continued strong revenue and adjusted OIBDA growth

•                  Grew revenue at our eCommerce group by 31% and adjusted OIBDA by 56%

•                  Retired $1.94 billion face amount of debt on a consolidated basis

•                  Extended QVC debt maturities through 2014

•                  Through DIRECTV share buyback, Liberty’s economic ownership of DIRECTV increased to 56%, voting control remains at 48% per a standstill agreement

•                  Established the “Media for Liberty Award”

•                  Added Ian Gilchrist as an independent member to Liberty Media’s Board of Directors

“During the quarter we experienced strong operating results at Starz and our eCommerce companies and improved financial performance at QVC,” stated Greg Maffei, Liberty President and CEO.  “Additionally, we continued our focus on balance sheet management by extending out debt maturities and retiring $1.94 billion of debt at a discount to face.

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue decreased 1% to $1.9 billion and adjusted OIBDA increased slightly to $412 million for the second quarter.  The decrease in revenue was due to results at QVC partially offset by favorable results at the eCommerce companies.  The increase in adjusted OIBDA was due to favorable results at the eCommerce companies.

QVC

QVC’s second quarter consolidated revenue decreased 4% to $1.7 billion and adjusted OIBDA decreased 4% to $373 million.  Included in the foregoing variances is a $21 million decrease in revenue related to an immaterial, one-time adjustment to modify QVC’s revenue recognition policy to an FOB destination model, which is more appropriate given its history of providing replacements for goods damaged in transit.  Such revenue adjustment resulted in an $8 million reduction in Adjusted OIBDA after adjustments to related expenses.

“Our second quarter results showed significant improvement from the trend experienced in the last few quarters ,” stated Mike George, QVC President and CEO.  “In the US, second quarter net revenue decreased 2% compared to the negative 9-12% trend of the prior three quarters and adjusted OIBDA results showed even stronger relative improvement.  Although we still have some hard work ahead of us, we see this improved sequential performance as a positive indication that we are on the right course with our product and programming initiatives and that our productivity and cost control initiatives have taken hold. The company continues to invest in strategic infrastructure initiatives with the roll out of a new internet, CRM and broadcast management platforms in the next six to twelve months.  In the US, QVC HD is now available in more than 15 million homes — more than any other home shopping channel.  The company is also excited about its recently announced partnership with Isaac Mizrahi to offer his premier brand in a compelling programming format.”

QVC’s domestic revenue decreased 2% in the second quarter to $1.2 billion and adjusted OIBDA decreased 3% to $277 million when compared to the second quarter of the prior year.  For the quarter, the mix of product shifted from the jewelry area to the home products area and to a lesser extent, the accessories area.  The average selling price for the second quarter decreased 1% from $47.39 to $46.82 and the total number of units sold declined 5% to 26.2 million from 27.6 million.  Returns as a percent of gross product revenue decreased from 20.1% to 17.3% due to the shift in the sales mix to home products and accessories, which typically have lower return rates.  QVC.com sales as a percentage of domestic sales increased from 24.6% to 27.2% for the second quarter.  Adjusted OIBDA margin for the domestic operations decreased 28 basis points but remained at 24% for the second quarter primarily due to a lower gross margin percentage.  The lower gross margin percentage reflects a shift in the mix to lower margin home products, particularly electronics, and lower initial margins in jewelry and apparel.

QVC’s second quarter international revenue decreased 9% to $527 million including the impact of unfavorable foreign currency exchange rates in the UK and Germany.  International adjusted OIBDA decreased 5% in the second quarter to $96 million.  Adjusted OIBDA margins increased 80 basis points in the second quarter from 17.4% to 18.2% primarily due to a favorable gross margin percentage and decreased fixed costs across each market.  Excluding the effect of exchange rates, QVC’s international revenue remained flat compared to the second quarter of the prior year and adjusted OIBDA increased 1%. Revenue increased 1% in the UK and Germany and decreased 3% in Japan for the second quarter, excluding the effect of exchange rates.

QVC Japan’s revenue decreased 3% during the second quarter in local currency due in part to deteriorating economic conditions.  QVC Japan achieved unit sales growth of 5% but experienced a decline in the average selling price of 7%.  Japan experienced sales growth primarily in the accessories and apparel categories, which was more than offset by a decline in the home, health and beauty categories.  QVC Japan’s gross margin percentage remained relatively stable.

QVC Germany’s revenue grew 1% in local currency in the second quarter.  QVC Germany’s average selling price increased 3% for the second quarter, while units sold decreased 2%.  Germany experienced a higher gross margin percentage for the second quarter primarily due to a favorable obsolescence provision partially offset by lower initial product margins in the home, jewelry and accessories product categories.  The accessories category, including beauty products, increased as a percent of product sold, from 20% to 32% in the second quarter.

QVC UK’s revenue in local currency grew 1% in the second quarter due to growth in apparel sales.  The UK’s average selling price increased 9% for the second quarter while units sold decreased 7% for the quarter.

QVC’s outstanding bank debt was $4.5 billion of principal at June 30, 2009.  Effective June 16, 2009, QVC amended its bank credit agreements.  Concurrent with these amendments, QVC retired $750 million principal amount of loans.  The outstanding bank debt matures in six tranches between June 2010 and March 2014.

Cash used to retire the $750 million of loans came from a combination of $250 million in cash from QVC and $500 million in the form of intergroup loans of $250 million from each of the Entertainment group and the Capital group to the Interactive group.  The intergroup loans are secured by various public stocks attributed to the Interactive group, accrue interest quarterly at the rate of LIBOR plus 500 basis points and are due in June of 2010.

eCommerce Businesses

Liberty Interactive’s eCommerce businesses, which include Provide Commerce, Backcountry.com, Bodybuilding.com and BUYSEASONS, had strong financial results in the second quarter.  In the aggregate,

the eCommerce businesses increased revenue by 31% to $252 million and adjusted OIBDA by 56% to $42 million.  The increase in revenue was primarily driven by strong organic growth at all eCommerce companies combined with two small acquisitions made during 2008.  The increase in adjusted OBIDA was primarily driven by revenue growth.

Share Repurchases

There were no share repurchases of Liberty Interactive stock during the second quarter of 2009.   Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com and BUYSEASONS and its interests in IAC/InterActiveCorp, HSN, Ticketmaster Entertainment, Tree.com, Interval Leisure Group, Expedia and GSI Commerce.  Liberty has identified wholly-owned QVC as the principal operating segment of Liberty Interactive group.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 2% to $367 million and adjusted OIBDA increased 44% to $89 million for the quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.   The increase in adjusted OIBDA was due to positive results at Starz Entertainment partially offset by expenses related to the proposed split-off of Liberty Entertainment, Inc. (LEI).

Starz Entertainment, LLC

Starz Entertainment’s revenue increased by 8% to $296 million and adjusted OIBDA increased by 54% to $105 million.  The $21 million increase in revenue was due to a $16 million increase in rates and a $5 million increase resulting from growth in the average number of subscription units.  Starz experienced an average subscription unit increase of 5% and Encore average subscription units were essentially flat.

Starz Entertainment’s operating expenses decreased 5% and SG&A expenses decreased 19% for the quarter.  The decrease in operating expense was primarily due to a reduction in license fees as a result of a reduction in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions and lower effective rates, partially offset by higher amortization of production costs for original series.  The decrease in SG&A was primarily due to lower sales and marketing expenses and lower personnel costs.

Starz, LLC, Chairman and CEO Robert B. Clasen said, “Starz Entertainment had another strong quarter, with adjusted OIBDA up 54% compared to the same quarter in the prior year.  These positive results were tempered by a 3% decline in Starz subscribers compared to the first quarter, the result of multiple factors including the general economic conditions. We continue to move aggressively on our original programming strategy.  In the second quarter we announced we will air a second season of Crash this fall, a second season of the comedy Party Down early next year and unveiled a new half-hour comedy, Failure to Fly, that will premiere next year.  Additionally we began production on the hour-long action adventure series Spartacus that will run on the Starz channels in January and which generated wide excitement when we previewed it at ComiCon and the television critics tour.”

Share Repurchases

There were no share repurchases of Liberty Entertainment stock during the second quarter of 2009.   Liberty has $1 billion remaining under its Liberty Entertainment stock repurchase authorization.

The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty’s subsidiaries Starz Entertainment, Liberty Sports Group, and PicksPal, and its interests in equity affiliates GSN LLC, WildBlue Communications and DIRECTV.  Liberty has identified Starz Entertainment as the principal operating segment of Liberty Entertainment group.  As previously noted, Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008.  The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Liberty Capital group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the group since January 1, 2008.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 14% to $199 million while adjusted OIBDA improved by $44 million for the quarter.  The increase in revenue was primarily due to a $25 million increase in television revenue at Starz Media, including $10 million earned from the exhibition of movies by Starz Entertainment.  The decrease in the adjusted OIBDA deficit was primarily due to the difference in theatrical and home video revenue and related expenses associated with films released by Overture Films in 2008.

Starz, LLC, Chairman and CEO Robert B. Clasen said “We were pleased with results at Starz Media which posted positive adjusted OIBDA of $17 million compared to a loss of $19 million in the same period last year.  However, in the theatrical business,  results can vary widely from quarter to quarter depending on the timing and number of releases.  We plan to release five films in the second half of this year — including Paper Heart which opens today — versus only one in the first half.  During the second quarter Sunshine Cleaning finished its theatrical run as the strongest indie film year to date.”

Share Repurchases

There were no share repurchases of Liberty Capital stock during the second quarter of 2009.  Liberty has approximately $119 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), and its interests in SIRIUS XM, and minority interests in Time Warner, Time Warner Cable, and Sprint Nextel.

FOOTNOTES

(1)         Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 11:00 a.m. (ET) on August 7, 2009.  For information regarding how to access the call, please see “Important Notice” on page 9.

(2)         For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2009 to the same period in 2008.  Certain prior period amounts have been reclassified for comparability with the 2009 presentation

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

($s in millions and include the value of derivatives)	March 31, 2009	June 30, 2009
InterActiveCorp	$549	578
InterActiveCorp Spin-Off Companies (1)	248	484
Expedia (1)	629	1,046
Other	122	132
Total Attributed Liberty Interactive Group	1,548	2,240

DIRECTV (1)	12,711	13,661
Total Attributed Liberty Entertainment Group	$12,711	13,661

SIRIUS XM Loans and Investments (2)	1,336	1,546
Non Strategic Public Holdings (3)	3,785	4,020
Total Attributed Liberty Capital Group	$5,121	5,566

(1)         Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Ticketmaster Entertainment, Interval Leisure Group, and Tree.com), Expedia, and DIRECTV and associated financial instruments.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)         Represents the fair value of Liberty’s various debt and equity investments and loans to SIRIUS XM.   The fair value of Liberty’s convertible Preferred Stock is calculated on an as-if-converted basis into common stock.   Liberty’s loans to SIRIUS XM are reflected at their face amount for both periods presented.  In accordance with GAAP, Liberty accounts for the convertible preferred stock and loans using the equity method of accounting and includes these in its consolidated balance sheet at their historical carrying values.

(3)         Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $387 million and $617 million on March 31, 2009 and June 30, 2009, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	March 31, 2009	June 30, 2009
Cash and Cash Related Investments Attributable to:
Liberty Interactive Group	$939	946
Liberty Entertainment Group	874	618
Liberty Capital Group (1)	2,845	2,373
Total Liberty Consolidated Cash (GAAP)	$4,658	3,937

Debt:
Senior Notes and Debentures (2)	$1,712	1,711
Senior Exchangeable Debentures	541	541
QVC Bank Credit Facility	5,225	4,477
Other	70	68
Total Attributed Liberty Interactive Group Debt (3)	7,548	6,797
Less: Unamortized Discount	(9)	(7)
Less: Fair Market Value Adjustment	(343)	(324)
Total Attributed Liberty Interactive Group Debt (GAAP)	7,196	6,466

Liberty Derivative Borrowing	1,999	2,016
Other	50	50
Total Attributed Liberty Entertainment Group Debt	2,049	2,066
Less: Fair Market Value Adjustment	—	—
Total Attributed Liberty Entertainment Group Debt (GAAP)	2,049	2,066

Senior Exchangeable Debentures (4)	3,438	2,571
Bank Credit Facility	750	750
Liberty Derivative Borrowing	2,263	1,930
Other	108	102
Total Attributed Liberty Capital Group Debt	6,559	5,353
Less: Fair Market Value Adjustment	(1,715)	(1,049)
Total Attributed Liberty Capital Group Debt (GAAP)	4,844	4,304

Total Consolidated Liberty Debt (GAAP)	$14,089	12,836

(1)         Does not include $538 million and $505 million of restricted cash on March 31, 2009 and June 30, 2009, respectively, that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.  Please see discussion related to Investment Fund in the footnotes to Liberty’s condensed consolidated financial statements to be included in its Form 10-Q.

(2)         Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)         Does not include $500 million in intergroup loans.  Each of the Entertainment group and Capital group made an intergroup loan to the Interactive group in the amount of $250 million.  Such loans are (i) secured by various public stocks attributed to the Interactive group, (ii) accrue interest quarterly at the rate of LIBOR plus 500 basis points and (iii) are due June 16, 2010.

(4)         Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash and liquid investments remained flat compared to March 31, 2009 primarily due to the $750 million pay down of the QVC credit facility offset by intergroup borrowings from Liberty Capital group and Liberty Entertainment group and cash flow from QVC operations.  Total attributed Liberty Interactive group debt decreased $751 million compared to March 31, 2009 due to pay down of the QVC credit facility.  Please see discussion related to QVC’s Amended Credit Agreements in the footnotes to Liberty’s condensed consolidated financial statements to be included in its Form 10-Q.

Total attributed Liberty Entertainment group cash and liquid investments decreased $256 million compared to March 31, 2009 primarily due to a $250 million intergroup loan to Liberty Interactive group and tax sharing payments to Liberty Capital group partially offset by cash flow from Starz Entertainment operations.  Total attributed Liberty Entertainment group debt slightly increased compared to March 31, 2009 due to accreted interest expense on the derivative borrowing.

Total attributed Liberty Capital group cash and liquid investments and short-term investments decreased $472 million compared to March 31, 2009 due to the retirement of $867 million principal amount of exchangeable debt and $333 million of derivative borrowings (in conjunction with the expiration of a certain equity derivative, which occurred subsequent to the end of the quarter).  Uses of cash also included a $250 million intergroup loan to Liberty Interactive group and tax payments.  These uses of cash were partially offset by tax sharing payments received from Liberty Interactive group and Liberty Entertainment group and the sale of shares of common stock of Motorola and Sprint Nextel Corp.  Total attributed Liberty Capital group debt decreased $1,206 million compared to March 31, 2009 due to the debt retirements mentioned above.

Important Notice: Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 11:00 a.m. (ET) on August 7, 2009.  The call can be accessed by dialing (866) 431-2037 or (719) 325-2200 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 1:00 p.m. (ET) on August 21, 2009 by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 4857914#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media web site.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues, continued access to capital on terms acceptable to Liberty Media, and the completion of the proposed split-off of a majority of the assets and liabilities of the Liberty Entertainment group and the related business combination with DIRECTV. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K and our Form 8-K filed July 20, 2009 for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Entertainment, Inc. (LEI), any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV.  The offer and sale of shares in the proposed split-off and the related business combination with DIRECTV will only be made pursuant to one or more effective registration statements. Liberty stockholders and other investors are urged to read the registration statements filed (and the amendments thereto to be filed) with the SEC, including the proxy statement/prospectuses contained therein, because they will contain important information about these transactions. Copies of the registration statements and the proxy statement/prospectuses are (and the amendments thereto will be) available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the proxy materials filed with the SEC.

Contact:	Courtnee Ulrich -	(720) 875-5420
	Heather Oshiro -	(720) 875-5433

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment, and Starz Media) owned by or in which Liberty held an interest on June 30, 2009.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q08	3Q08	4Q08	1Q09	2Q09
Liberty Interactive Group
QVC (100%)
Revenue — Domestic	1,181	1,073	1,481	1,053	1,157
Revenue — International	580	568	655	540	527
Revenue — Total	1,761	1,641	2,136	1,593	1,684
Adjusted OIBDA — Domestic	286	221	282	222	277
Adjusted OIBDA — International	101	91	134	97	96
Adjusted OIBDA — Total	387	312	416	319	373
Operating Income	253	175	278	178	243
Gross Margin — Domestic	37.0%	34.3%	32.1%	34.2%	36.6%
Gross Margin — International	37.3%	35.7%	36.6%	37.0%	37.6%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	275	278	285	296	296
Adjusted OIBDA	68	78	81	108	105
Operating Income (Loss)	53	63	(1,151)	95	92
Subscription Units — Starz	17.0	17.4	17.7	18.1	17.5
Subscription Units — Encore	31.3	31.6	31.7	31.9	31.5

Liberty Capital Group
STARZ MEDIA (100%)
Revenue	57	104	98	102	90
Adjusted OIBDA	(19)	(82)	(64)	5	17
Operating Income (Loss)	(22)	(86)	(260)	2	15

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Entertainment group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, respectively.

(amounts in millions)	2Q08	3Q08	4Q08	1Q09	2Q09
Liberty Interactive Group
Adjusted OIBDA	410	312	432	341	412
Depreciation and Amortization	(136)	(143)	(143)	(147)	(135)
Stock Compensation Expense	(12)	(8)	(7)	(10)	(11)
Impairment of Long-Lived Assets	—	—	(56)	—	—
Operating Income	262	161	226	184	266

Liberty Entertainment Group
Adjusted OIBDA	62	74	107	132	89
Depreciation and Amortization	(12)	(12)	(12)	(11)	(9)
Stock Compensation Expense	(15)	(15)	21	(17)	(23)
Impairment of Long-Lived Assets	—	—	(1,262)	—	—
Operating Income (Loss)	35	47	(1,146)	104	57

Liberty Capital Group
Adjusted OIBDA	(40)	(89)	(106)	(32)	4
Depreciation and Amortization	(28)	(24)	(23)	(20)	(22)
Stock Compensation Expense	—	(1)	3	(1)	(1)
Impairment of Long-Lived Assets	—	—	(251)	—	—
Operating Loss	(68)	(114)	(377)	(53)	(19)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the three months ended June 30, 2008 and 2009, respectively.

(amounts in millions)	2008	2009
Liberty Interactive Group	$410	412
Liberty Entertainment Group	62	89
Liberty Capital Group	(40)	4
Consolidated adjusted OIBDA	$432	505

Consolidated Segment Adjusted OIBDA	$432	505
Stock-Based Compensation	(27)	(35)
Depreciation and Amortization	(176)	(166)
Interest Expense	(187)	(161)
Share of Earnings of Affiliates	165	171
Realized and Unrealized (Losses) on Financial Instruments, net	(37)	163
Gains (Losses) on Dispositions, net	(1)	166
Other, net	41	78
Earnings Before Income Taxes	$210	721

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Starz Entertainment and Starz Media to that entity’s operating income calculated in accordance with GAAP for the three months ended June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, and June 30, 2009, respectively.

(amounts in millions)	2Q08	3Q08	4Q08	1Q09	2Q09
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	387	312	416	319	373
Depreciation and Amortization	(129)	(135)	(135)	(137)	(127)
Stock Compensation Expense	(5)	(2)	(3)	(4)	(3)
Operating Income	253	175	278	178	243

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	68	78	81	108	105
Depreciation and Amortization	(5)	(4)	(5)	(4)	(5)
Stock Compensation Expense	(10)	(11)	12	(9)	(8)
Impairment of Long-Lived Assets	—	—	(1,239)	—	—
Operating Income (Loss)	53	63	(1,151)	95	92

Liberty Capital Group
STARZ MEDIA (100%)
Adjusted OIBDA	(19)	(82)	(64)	5	17
Depreciation and Amortization	(2)	(4)	(3)	(3)	(3)
Stock Compensation Expense	(1)	—	(1)	—	1
Impairment of Long-Lived Assets	—	—	(192)	—	—
Operating Income (Loss)	(22)	(86)	(260)	2	15